As filed with the Securities and Exchange Commission on
                     October 1, 1996
                                        Registration No. 33-58999
                                        [Marked to show changes
                                              to prior draft]
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

             POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3
                   TO FORM S-1 ON FORM S-3

                              FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                 THE SECURITIES ACT OF 1933

                 KASH N' KARRY FOOD STORES, INC.
     (Exact name of Registrant as specified in its charter)

   DELAWARE                            5411                  95-4161591
(State or other jurisdiction (Primary Standard Industrial (I.R.S. Employer
    of incorporation)        Classification Code Number)  Identification
                                                             Number)

                        6422 Harney Road
                      Tampa, Florida  33610
                         (813) 621-0200
       (Address, including zip code, and telephone number,
including area code, of Registrant's principal executive office)

                       RICHARD D. COLEMAN
   Senior Vice President, Chief Financial Officer, and Secretary
                 Kash n' Karry Food Stores, Inc.
                        6422 Harney Road
                      Tampa, Florida  33610
                         (813) 621-0200
        (Name, address, including zip code, and telephone
       number, including area code, of agent for service)
                         with copies to:
 ROBERT S. BOLT, ESQ.                    LAWRENCE LEDERMAN, ESQ.
Barnett, Bolt, Kirkwood & Long       Milbank, Tweed, Hadley & McCloy
601 Bayshore Boulevard, Suite 700        1 Chase Manhattan Plaza
Tampa, Florida  33606                   New York, New York  10005
    (813) 253-2020                            (212) 530-5000

     Approximate  date of commencement of proposed  sale  to  the
public:   From  time  to time after the effective  date  of  this
Registration   Statement,   as   determined   by   the    Selling
Stockholders.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /
                                         (continues on following page)
(continuation of cover page)
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                 KASH N' KARRY FOOD STORES, INC.

                          COMMON STOCK



        Up   to   4,649,943  shares  of  Common  Stock,  par   value   $.01
per   share   (the  "Common  Stock"),  of  Kash  n'  Karry   Food   Stores,
Inc. (the "Company"), may be offered from time to time by certain holders of the Common Stock (collectively, the "Selling
Stockholders"). See "Selling Stockholders." The Common Stock offered hereby is listed on the Nasdaq National Market under the symbol "KASH."

     The Company will not receive any of the proceeds from any sale of Common Stock offered from time to time by the Selling
Stockholders.  Any  or  all  of  such Common  Stock  may  be  sold  by  the
Selling    Stockholders   from   time   to   time   (i)   to   or   through
underwriters   or   dealers,  (ii)  directly   to   one   or   more   other
purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale. If required, the names of any underwriters or agents and the applicable commissions or discounts, along with pricing information, will be
set   forth  in  an  accompanying  Prospectus  Supplement.  See  "Plan   of
Distribution."

        See "Risk Factors" beginning at Page 3 of this Prospectus for a discussion of certain factors that should be considered by prospective investors in connection with an investment in the Common Stock.

THESE   SECURITIES   HAVE  NOT  BEEN  APPROVED  OR   DISAPPROVED   BY   THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







       The date of this Prospectus is October 1, 1996
                      AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W.,
Washington, D.C. 20549, and at certain of the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the Nasdaq National Market;
accordingly, such reports and other information concerning the Company may also be inspected at the offices of Nasdaq, 1735 K Street N.W., Washington, D.C. 20006.

     The   Company   has   filed   with  the  Commission   a   Registration
Statement under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus,
which   forms   a   part   of   the  Registration   Statement,   does   not
contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the offering of Common Stock, reference is made hereby to such Registration Statement and exhibits.

            INCORPORATION OF DOCUMENTS BY REFERENCE

        The   following   documents  have  been  filed   by   the   Company
with the SEC and are incorporated herein by reference:

     (1)  The   Company's  Annual  Report  on  Form  10-K  for   the   year
          ended July 30, 1995;

     (2)  The  Company's  Proxy  Statement  for  the   annual   meeting  of
          stockholders held on December 6, 1995; and

     (3)  The   Company's   Quarterly  Reports  on  Form   10-Q   for   the
          periods   ended   October  29,  1995,  January   28,   1996   and
          April 28, 1996.

        All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this
Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this  Prospectus  and  to  be  part hereof  from  the  date  of  filing  of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the SEC of the Company's Annual Report on Form 10-K covering such year shall not be incorporated by reference herein or be a part hereof from and after the filing of such Annual Report on Form 10-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        COPIES OF THE ABOVE DOCUMENTS AND THE COMPANY'S 1995 ANNUAL REPORT TO STOCKHOLDERS MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY, P.O. BOX 11675, TAMPA, FLORIDA 33680 (TELEPHONE: (813) 621-0200).



                          RISK FACTORS


     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following matters, in addition to the other information set forth in this Prospectus, in connection with an investment in the Common Stock offered hereby.


History of Net Losses; Reorganization

        The    Company   experienced   a   net   loss   of    approximately
$37.9   million   for  the  1994  fiscal  year,  $11.9  million   for   the
1993 fiscal year, $7.3 million for the 1992 fiscal year, and $39.0 million for the 1991 fiscal year. See "Selected Financial Information."

        On November 9, 1994, the Company sought relief pursuant to a "prepackaged" plan of reorganization under Chapter 11 of the
U.S. Bankruptcy Code to reduce its debt service requirements and overall level of indebtedness, to realign its capital structure and to provide the Company with greater liquidity. See "The Restructuring." Subsequent to the Restructuring, the Company reported net income of $3.1 million for the 30 weeks ended July 30, 1995. For the 1996 fiscal year, although the Company reported
a   net   loss   of   $1.8  million  for  its  traditionally   slow   first
quarter, it reported net income of $1.2 million and $3.6 million for its second and third quarters, respectively, and expects to
report  net  income  for  the  fiscal  year.  However,  there  can  be   no
assurance that the Company will continue to operate profitably in its reorganized form.

Tax Considerations

     As   a   result   of   the   Restructuring   (as   defined   in   "The
Restructuring"),   an  ownership  change  within  the   meaning   of   Code
section 382(g) occurred with respect to the Company on December 29, 1994 (the "Change Date"). Accordingly, the Company's ability to carry forward all of the net operating losses (and "recognized built-in losses," if any), to taxable years beginning after the Change Date within the meaning of Code section 382(j) (and a portion of the taxable year which includes the Change Date) will
become   subject   to  an  annual  limitation  under  Code   sections   382
and 383.

     The Company intends to determine the annual limitation under the provisions of Code section 382(l)(6), which deals with a loss corporation that exchanges stock for debt and undergoes an ownership change in a proceeding under Chapter 11. The amount of income that may be offset by the net operating loss carryovers
should   generally  be  limited  to  an  amount  (subject  to  a  proration rule for the taxable year that includes the Effective Date) equal to the product of (i) the value of the stock of the Company, determined immediately prior to the Restructuring but increased to take into account the effect on such value of the issuance of Common Stock to the holders of Old Subordinated Debentures (as defined in "The Restructuring") and (ii) the long-term tax-exempt rate, within the meaning of Code section 382(f). This annual limitation will be increased by "recognized built-in gain," if any. The annual limitation on the Company's ability to carry forward its net operating losses (and "reorganized built-in losses," if any) may be substantial.

Highly Leveraged Position

        Even after the Restructuring, the Company remains highly leveraged. As of April 28, 1996, the Company had total long-term indebtedness (including current maturities) of $219.3 million, including $160.7 million of aggregate principal amount of New Senior Floating Rate Notes and New Senior Fixed Rate Notes (as defined in "The Restructuring") (collectively, the "New Notes"), which mature on February 1, 2003 (an increase of $16.6 million since July 30, 1995 as a result of the exercise by the Company of its payment-in-kind options on the New Senior Floating Rate Notes through August 1, 1995 and on the New Senior Fixed Rate Notes
through February 1, 1996), $25.7 million of indebtedness under the Restated Credit Agreement (as defined in "The Restructuring"), $17.9 million of indebtedness under mortgages maturing between 1999 and 2003, and $15.0 million of capital lease and other obligations. If future cash provided by opera tions is less than currently expected, the Company may experience difficulty in meeting interest and principal payments due on outstanding indebtedness and other obligations.

        The degree to which the Company is leveraged could have important consequences to holders of Common Stock of the Company, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the
Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its existing indebt
edness,   which   materially  decreases  the   funds   available   to   the
Company to finance its working capital, capital expenditures and business operations generally; (iii) certain of the Company's borrowings are at variable rates of interest, which, in the absence of interest rate hedging arrangements, make the Company vulnerable to increases in interest rates; (iv) the Company's indentures and Restated Credit Agreement impose significant financial and operating restrictions which, if violated, could permit the Company's creditors to accelerate payments thereunder (see "Risk Factors -- Restrictions Imposed Under Indebtedness");
(v) the Company is more highly leveraged than its principal competitors, which may place the Company at a competitive disadvantage (see "Risk Factors -- Competition" below); and (vi) the Company's high degree of leverage may make it vulnerable to economic downturns and may limit its ability to withstand compet itive pressures and adverse changes in government regulation and to capitalize on significant business opportunities.

Restrictions Imposed Under Indebtedness

        The Restated Credit Agreement (as defined in "The Restructuring") and the indentures governing the New Notes contain numerous limitations, including restrictions on the ability of the Company to (i) incur additional indebtedness, (ii) place liens on assets, (iii) sell assets, (iv) engage in mergers or consolidations, (v) pay dividends and (vi) engage in certain transactions with affiliates. The Restated Credit Agreement also requires the Company to maintain compliance with certain finan cial covenants. These limitations and requirements may restrict the ability of the Company to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes.

     The ability of the Company to comply with the covenants in its debt agreements will be dependent on its future financial performance, which will be subject to prevailing economic condi tions and other factors, including factors beyond the control of the Company. Failure to comply with any of these covenants could result in a default or event of default under the relevant debt agreements, permitting lenders to accelerate the maturity of the indebtedness under such agreements and to foreclose upon any collateral securing such indebtedness. Any such failure to comply or any default, event of default or acceleration under any particular indebtedness could also result in the acceleration of other debt of the Company under agreements that contain cross-default or cross-acceleration provisions.

Fresh-Start Reporting Presentation

        The   Company's  Prepackaged  Plan  was  confirmed  by   the   U.S.
Bankruptcy Court on December 12, 1994, and consummated on December 29, 1994. In accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," the Company adopted "fresh-start reporting." Accordingly, financial statements for periods subsequent to December 29, 1994 have been prepared on a basis not comparable to prior periods. The application and impact of "fresh-start reporting" is set forth in greater detail in the notes to the
Company's    financial    statements,    which    are    incorporated    by
reference   in   this  Prospectus.

Competition

        The food retailing business is highly competitive. The Company competes with several national, regional and local supermarket chains, principally Publix, Winn-Dixie, Albertson's
and   Food   Lion.   The  Company  is  also  in  competition   with   conve
nience stores, stores owned and operated or otherwise affiliated with large food wholesalers, unaffiliated independent food stores, merchandise clubs, discount drugstore chains and discount general merchandise chains and supercenters.

        The Company's principal competitors have greater financial resources than the Company and could use those
resources    to   take   steps   which   could   adversely    affect    the
Company's competitive position and financial performance. For example, operating results generally and sales growth in particular were adversely affected by competitive new store openings and remodels, expansions, and replacement stores by the Company's principal competitors, and it is anticipated that this activity will continue.

        Another   example  of  the  highly  competitive   nature   of   the
food retailing business is the practice of competitors to reposition their pricing structure. Over the past several years, each of the Company's major competitors has changed its pricing practices in a manner that has adversely affected general retail pricing in the market. The Company has had to deal with each of these changes in a manner that has, in some instances, adversely affected its operating results and may continue to do so in the future.

     In    addition,   the   Company's   ability   to   compete   may    be
adversely   affected   by   its   high   leverage   and   the   limitations
imposed by its debt agreements.

Anti-Takeover Provisions

     The Company has adopted a preferred stock purchase rights plan (the "Rights Plan"). See "Description of Capital Stock -- Certain Anti-Takeover and Charter Provisions." The Rights Plan is designed to assure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the Company. However, the Rights Plan could discourage certain potential acquisition proposals and could delay or prevent a change in control of the Company in certain circumstances. As a result, the stockholders could receive less for their shares than otherwise might be available in the event of a takeover attempt.
The Rights Plan could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock, or proxy contests, and may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. In addition, the Board of Directors, without further stockholder approval, may issue Preferred Stock with such terms as the Board of Directors may determine, and which could have the effect of delaying or preventing a change in control of the Company. The issuance of such Preferred Stock could also adversely affect the voting power of the holders of Common Stock. See "Description of Capital Stock -- Preferred Stock." The Company is also afforded the protections of Section 203 of the Delaware General Corporation Law, which could delay or prevent a change in control of the
Company or could impede a merger, consolidation, takeover or other business combination involving the Company or discourage a
potential    acquirer   from   making   a   tender   offer   or   otherwise
attempting to obtain control of the Company. See "Description of Capital Stock -- Certain Anti-takeover and Charter Provisions."




Restrictions on Dividends

        On June 14, 1995 the Company declared a 3-for-2 stock split effected in the form of a stock dividend on its Common
Stock,   paid  on  July  17,  1995  to  stockholders  of  record  on   June
26, 1995. The Company presently does not intend to pay cash dividends or make other distributions with respect to the Common Stock for the foreseeable future. In addition, the Restated Credit Agreement and the indentures governing the New Notes contain limitations on the ability of the Company to pay cash dividends. See "Description of Capital Stock."

Limited Public Market

        On March 2, 1995 the Common Stock was listed for trading on the Nasdaq Small Cap Market under the symbol "KASH" (since March 4, 1996, the Common Stock has been listed for trading on the Nasdaq National Market). Prior to such date, there was no established public trading market for its Common Stock. There is no assurance that an active trading market in the Common Stock
will   continue.  Accordingly,  no  assurance  can  be  given  as  to   the
price at which any holder may sell his Common Stock or whether a liquid market in the Common Stock will exist at the time of any given sale.


                           THE COMPANY

        The Company is a Delaware corporation, formed as a vehicle for the October 1988 leveraged acquisition of 121 food and 25 liquor stores in two separate transactions from Lucky Stores, Inc., a subsidiary of American Stores Company, and Superx Drugs Corporation, a subsidiary of The Kroger Co. The Company's original equity capitalization was provided by The Fulcrum III Limited Partnership and The Second Fulcrum III Limited Partner
ship (collectively, the "Fulcrum Partnerships") (the Fulcrum Partnerships are investment funds managed by Gibbons, Goodwin, van Amerongen, L.P. ("GGvA") (formerly known as Gibbons, Green, van Amerongen, L.P.)), certain affiliates of Merrill Lynch & Co., Inc. and members of management. In November 1991, Green Equity
Investors, L.P. ("GEI"), an investment fund managed by Leonard Green & Partners, L.P., invested $27.7 million in cash in exchange for an equity interest in the Company. At the same time, the Fulcrum Partnerships invested an additional $2.3 million and exchanged certain preferred stock of the Company for common stock of the Company. After the November 1991 equity infusion, and
until   the   Restructuring  was  consummated,  GEI   owned   approximately
60.9%, and the Fulcrum III Partnerships owned approximately 33.8%, of the outstanding Common Stock of the Company. As of September 5, 1996, 70.5% of the outstanding Common Stock of the
Company was beneficially owned by four holders: GEI (27.5%), IDS Extra Income Fund, Inc. (17.6%), PaineWebber Capital, Inc. (11.9%), and The Prudential Insurance Company of America (13.5%).

        The    principal   executive   offices   of   the    Company    are
located at 6422 Harney Road, Tampa, Florida 33610, and its telephone number is (813) 621-0200. The Company's symbol for trading on the Nasdaq National Market is "KASH."


                        THE RESTRUCTURING

     On   November  9,  1994  (the  "Petition  Date")  the  Company   filed
with the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code and a "prepackaged" plan of reorganization (the "Prepackaged Plan"). During the pendency of the bankruptcy case, the Company, with the approval of the Bankruptcy Court, operated its business in the ordinary course,
and   paid  all  pre-petition  and  post-petition  claims  of  its  general unsecured creditors, trade creditors and employees in full. The Prepackaged Plan was confirmed by the Bankruptcy Court on
December 12, 1994, and the Company emerged from bankruptcy on December 29, 1994 (the "Effective Date").

     Pursuant to the Prepackaged Plan, on the Effective Date:

     (1)    Each   $1,000   principal  amount  of   the   Company's   $85.0
million Senior Floating Rate Notes due August 2, 1996 (the "Old Senior Floating Rate Notes") was exchanged for (a) new Senior Floating Rate Notes due February 1, 2003 (the "New Senior Float
ing Rate Notes") in an original principal amount equal to $1,000 plus 100% of the accrued interest under the Old Senior Floating Rate Notes from and including February 3, 1994, through but not
including   the   Petition  Date,  or,  at  such  holder's  election,   (b)
new 11.5% Senior Fixed Rate Notes due February 1, 2003 (the "New Senior Fixed Rate Notes") in the same original principal amount, or, at such holder's election, (c) an amount of New Senior
Floating Rate Notes and an amount of New Senior Fixed Rate Notes equal, in the aggregate, to 100% of such claim;

     (2) Each $1,000 principal amount of the Company's $50.0 million 12 3/8% Senior Fixed Rate Notes due February 1, 1999 (the "Old Senior Fixed Rate Notes") was exchanged for (a) New Senior Floating Rate Notes in an original principal amount equal to $1,000 plus 100% of the accrued interest under the Old Senior
Fixed Rate Notes from and including February 2, 1994, through but not including the Petition Date, or, at such holder's election,
(b) New Senior Fixed Rate Notes in the same original principal amount, or, at such holder's election, (c) an amount of New Senior Floating Rate Notes and an amount of New Senior Fixed Rate Notes equal, in the aggregate, to 100% of such claim;

        (3) the Company's $105.0 million 14% Subordinated Debentures due February 1, 2001 (the "Old Subordinated Debentures") were exchanged for the aggregate amount of 2,634,973 (3,952,443 after giving effect to the 3-for-2 stock split in July
1995) shares of newly-issued Common Stock, representing 85 percent of the Common Stock outstanding on the Effective Date;


     (4) GEI invested $10.0 million cash in exchange for 465,000 (697,500 after giving effect to the 3-for-2 stock split in July
1995) shares of newly-issued Common Stock, representing 15 percent of the Common Stock outstanding on the Effective Date; and

     (5)    all  of  the  existing  preferred  stock,  common  stock,   and
options and warrants to purchase common stock of the Company were extinguished.

        Pursuant    to    the   Prepackaged   Plan,   the    Company    was
required   within   four  months  after  the  Effective   Date,   or   such
longer  time  as  may  be  required  to  prepare  the  necessary  financial statements, to take the necessary steps to register the newly-issued shares of Common Stock in a "shelf registration," to be effective for a period of three years, pursuant to the appropriate requirements of the Securities and Exchange Commission. The Registration Statement, of which this Prospectus is a part, was filed to satisfy that requirement.

        Also pursuant to the Prepackaged Plan, the Company refinanced its principal bank indebtedness on the Effective Date by entering into a new Credit Agreement with The CIT Group/Business Credit, Inc., as administrative agent for itself and certain other lenders (the "New Credit Agreement"). The New Credit Agreement provided the Company with a 3-year $35.0 million term loan facility and a 3-year $50.0 million revolving credit facility, and is secured by liens upon substantially all of the Company's real and personal property. As a result of such refinancing, the obligations of the Company under the Credit
Agreement   dated   October  12,  1988,  as  restated  on   September   14,
1989, and thereafter amended, with Bank of America National Trust and Savings Association (as successor by merger to Security
Pacific National Bank), as administrative agent, and certain other senior lenders (the "Old Credit Agreement"), were satisfied, and the Old Credit Agreement was terminated. In December 1995, the Company amended and restated the New Credit Agreement (the New Credit Agreement, as amended and restated, is
referred    to   herein   as   the   "Restated   Credit   Agreement")    to
effectively increase the credit facility by $5.0 million, to provide more favorable terms and to extend the term of the agreement through December 1998.

                  DESCRIPTION OF CAPITAL STOCK


Authorized Capital Stock

        The authorized capital stock of the Company consists of 5,500,000 shares of Common Stock, par value $.01 per share, and
1,000,000 shares of Preferred Stock, par value $.01 per share. The authorized Preferred Stock includes 35,000 shares of Series A Junior Participating Preferred Stock (the "Series A Preferred"). As of September 5, 1996, 4,674,314 shares of Common Stock and no shares of Preferred Stock were outstanding, an additional 323,326
shares   of   Common   Stock  were  reserved  for  issuance   pursuant   to
outstanding options granted to GEI and to certain directors and executive officers pursuant to the Director Plan and Key Employee Option Plan, and all 35,000 shares of Series A Preferred were reserved for issuance to the holders of Rights. See "-- Certain Anti-Takeover and Charter Provisions; Rights Plan."

        The following description of those terms and provisions of the capital stock of the Company which are deemed material to
an   investment  in  the  Common  Stock  is  intended  to  be   a   summary
thereof and does not purport to be a complete description of the terms and conditions of such capital stock. Reference is made to the Company's Restated Certificate of Incorporation, the
Certificate   of   Designations  of  the  Series  A  Preferred,   and   the
Rights  Agreement  dated  as  of  April  13,  1995,  as  amended  June  13,
1995 (as amended, the "Rights Agreement") between the Company and Fleet National Bank, formerly known as Shawmut Bank Connecticut,
N.A.,  as  Rights  Agent  (the  "Rights Agent").  Copies  of  each  of  the foregoing documents have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock

     Each holder of Common Stock is entitled to one vote per share on all matters to be voted on by the stockholders, including elections of directors, and, except as otherwise provided by law or as may be provided with respect to any series of Preferred Stock created by the Board of Directors from time to time, the holders of such shares of Common Stock exclusively possess all voting power. See "Description of Capital Stock -- Preferred Stock." Holders of Common Stock are not entitled to cumulate their votes.

     Subject to certain preferential rights of any outstanding series of Preferred Stock created by the Board of Directors from time to time, holders of Common Stock are entitled to dividends and other distributions as and when declared by the Board of
Directors out of assets legally available therefor, and upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock would be entitled to share equally in the distribution of all of the Company's assets. The holders of Common Stock have no preemptive rights to purchase shares of Common Stock of the Company.




        The transfer agent and registrar for the Company's Common Stock is Fleet National Bank, formerly known as Shawmut Bank Connecticut, N.A., of 777 Main Street, MSN 238, Hartford, Connecticut 06115.

        The   Common  Stock  is  listed  on  the  Nasdaq  National   Market
under the symbol "KASH."

Preferred Stock

     Blank check authority

     The   Board  of  Directors  has  the  authority,  without  action   by
the   stockholders,  to  issue  shares  of  Preferred  Stock  in   one   or
more series and, within certain limitations, to determine the dividend rights, dividend rate, rights and terms of redemption, liquidation preferences, sinking fund terms, conversion rights and voting rights of any series of Preferred Stock, the number of shares constituting any such series, the designation thereof, and the price therefor.

        As   of  September  5,  1996,  the  Board  of  Directors  had   not
authorized   the   issuance  of  any  Preferred  Stock   other   than   the
Series A Preferred. See "-- Series A Preferred."

     The Company believes that the ability of its Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of
Preferred Stock, as well as Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any exchange or automated quotation system on which the Company's securities may be listed or traded.

     Series A Preferred

        There are 35,000 authorized shares of Series A Preferred. As of September 5, 1996, none of the Series A Preferred is outstanding, but all of such shares are reserved for issuance pursuant to an exercise of Rights. See "-- Certain Anti-Takeover and Charter Provisions; Rights Plan."

        The   Series   A   Preferred  is  not   redeemable   and   has   no
sinking   fund.  Each  share  of  Series  A  Preferred  will  be   entitled
to   a   minimum  preferential  quarterly  dividend  payment  of   $1   per
share  but  will  be  entitled  to  an  aggregate  dividend  equal  to  the dividends on 150 shares of Common Stock. In addition, each share of Series A Preferred will have a liquidation preference of $150 per share but will be entitled to an aggregate payment of 150 times the payment made per share of Common Stock. Each share of
Series A Preferred will have 150 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred will be entitled to receive 150 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions.

Restrictions on Dividends

     The indentures governing the New Senior Fixed Rate Notes and the New Senior Floating Rate Notes (the "Indentures") provide that  the  Company  will  not,  directly  or  indirectly,  (i)  declare  or
pay   any  dividend  on  or  make  any  distributions  in  respect  of  the
capital   stock   of  the  Company  or  any  Subsidiary   thereof   (except
for (x) dividends or distributions payable solely to the Company or any Subsidiary of the Company and (y) dividends or distributions of a Subsidiary of the Company solely on the capital stock of such Subsidiary), or purchase, redeem or retire
for   value,   or   make   any  payment  on  account   of   the   purchase,
redemption or other acquisition or retirement for value of, any capital stock or warrants, rights or options to purchase such capital stock, (ii) make any principal payment on, or redeem, repurchase or defease, or otherwise acquire or retire for value, Subordinated Debt (as defined in the Indentures), prior to any scheduled principal payment, scheduled sinking fund payment or maturity thereof, or (iii) make any loan or advance to, or any
other   Investment  (as  defined  in  the  Indentures)  in,  any   of   its
Affiliates other than a Subsidiary of the Company (such payments or any other actions described in (i), (ii) and (iii), collectively, "Restricted Payments") unless (1) at the time of
and   after   giving  effect  to  the  proposed  Restricted   Payment,   no
Event   of   Default  (as  defined  in  the  Indentures)  or  event   that,
after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing, and (2) at the
time   of   and   after   giving   effect  to   the   proposed   Restricted
Payment (the amount of any such payment, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution (as defined in the Indentures)) (A) the Consolidated Net Worth (as
defined in the Indentures) of the Company shall be at least $75,000,000 and (B) the aggregate amount of all Restricted Payments after January 29, 1995 shall not exceed 50% of
Cumulative Net Available Cash (as defined in the Indentures) of the Company and (C) the Fixed Charge Coverage Ratio (as defined in the Indentures) calculated on a pro forma basis for the full twelve-month period ending on the last day of the Company's fiscal quarter immediately preceding such proposed Restricted
Payment shall be at least 1.50 to 1. Notwithstanding the foregoing, this provision will not prohibit the redemption, by the Company, of its common stock (on a fully diluted basis) from time to time under the terms and conditions of management equity subscription agreements or stock option agreements and related exhibits, so long as such redemption does not otherwise result in an Event of Default or event that, after notice or lapse of time or both, would become an Event of Default.

     The foregoing provisions shall not be deemed to prohibit (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the Indentures, or (2) the redemption, repurchase or other acquisition or retirement (a "retirement") of any shares of any class of capital stock of the
Company or of any Subsidiary thereof in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the proceeds of a substantially concurrent issue and sale (other than to a
Subsidiary  of  the  Company)  of,  other  shares  of  capital   stock   of
the Company, or (3) the retirement of Subordinated Debt out of the proceeds of a substantially concurrent sale (other than to a
Subsidiary   of   the  Company)  of  shares  of  capital   stock   of   the
Company  or  issuance  other  than  to  a  Subsidiary  of  the  Company  of new  Indebtedness  which  has  a  weighted  average  life  to  maturity  at least as long as the Stated Maturity of the New Notes and no sinking fund or scheduled principal payments prior to the maturity of the New Notes and the payment of which is subordinated in right of payment and otherwise to the New Notes at least to the same extent as such Subordinated Debt, or (4) the payment of dividends or the making of distributions on shares of capital stock of the Company solely in shares of capital stock of the Company.

        The Restated Credit Agreement provides that the Company will not, nor will it permit any Subsidiary (as defined in the Restated Credit Agreement) to, declare or make any Dividend Payment (as defined in the Restated Credit Agreement) at any time
(other than (a) Dividend Payments in respect of the Company's obligations to repurchase capital stock or Equity Rights (as defined in the Restated Credit Agreement) of the Company of retired, terminated or deceased directors, officers or employees of the Company, provided that (i) the aggregated amount of such
payments  in  any  fiscal  year  of  the  Company  shall  not  exceed   the
sum of (A) $500,000 plus (B) for each fiscal year of the Company beginning after the Restatement Effective Date, an amount equal
to   the   excess   (if  any)  of  $500,000  over  the   amount   of   such
payments made by the Company in its immediately preceding fiscal year and (ii) no such Dividend Payments may be made after the occurrence and during the continuance of any Default (as defined in the Restated Credit Agreement) and (b) any Subsidiary of the Company may make Dividend Payments to the Company).

Certain Anti-Takeover and Charter Provisions

     Delaware General Corporation Law

     The Company is subject to Section 203 of the Delaware General Corporation Law, as amended ("Section 203"). Section 203
provides   that,   subject   to  certain  exceptions   specified   therein,
an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period
following   the   date  that  such  stockholder  becomes   an   "interested
stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at
least   85%  of  the  voting  stock  of  the  corporation  outstanding   at
the   time  the  transaction  commenced  (excluding  certain  shares),   or
(iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude the Company from the restrictions imposed under Section 203. The provisions of
Section   203   may  encourage  companies  interested  in   acquiring   the
Company to negotiate in advance with the Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the
business   combination   or   the  transaction   which   results   in   the
shareholder becoming an interested shareholder. Such provisions also may have the effect of preventing changes in the management of  the  Company.  It  is  possible that  such  provisions  could  make  it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

     Severance arrangements

        Certain executive officers of the Company have severance arrangements with the Company, which may have the effect of increasing the costs of acquiring the Company in a hostile takeover.

     Rights Plan

     On   April   13,   1995,  the  Company  adopted  a   preferred   stock
purchase rights plan (the "Rights Plan"). Under the Rights Plan, the Board declared a dividend in the form of one right (a "Right" and, collectively, the "Rights") for each outstanding share of
Common   Stock.   The  dividend  was  payable  on  April  27,   1995   (the
"Record Date") and was declared with respect to both the shares then outstanding and shares that shall become outstanding between the Record Date and the earliest of the Distribution Date (as defined below) and the date on which the Rights are redeemed or expire. The certificates representing any such shares of Common Stock so issued will bear a legend to the effect that the certificates also evidence the Rights.

        Subject to adjustment upon the occurrence of certain events described below, each Right initially entitled the holder thereof to purchase one one-hundredth of a share of Series A Preferred (the "Preferred Shares") for $76.00 (the "Purchase Price"), ten days after a person or group (an "Acquiring Person") acquires 25% or more of the Company's Common Stock (or, subject to  the  terms  of  the  Rights  Agreement,  more  than  29%  in  the  case
of  Leonard  Green  &  Partners,  L.P.,  now  known  as  Leonard  Green   &
Associates, L.P. ("LGA") or any person or entity which at any time purchases all of the shares of Common Stock owned by LGA), or certain actions are taken in respect of such acquisition. The first date on which the right to purchase Preferred Shares could be exercised is referred to herein as the Distribution Date.

     The Purchase Price payable, and the number of Preferred Shares or other securities issuable, upon exercise of the Rights shall be adjusted in the event (i) of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) of a grant to holders of the Preferred Shares of
certain   rights  or  warrants  to  subscribe  for  or  purchase  Preferred
Shares   at   a   price,   or   securities   convertible   into   Preferred
Shares   with  a  conversion  price,  less  than  the  then-current  market
price   of   the   Preferred  Shares  or  (iii)  of   a   distribution   to
holders   of   the  Preferred  Shares  of  evidences  of  indebtedness   or
assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The   number  of  outstanding  Rights  and  the  number  of  one  one-
hundredths   of   a  Preferred  Share  issuable  upon  exercise   of   each
Right are also subject to adjustment in the event of a stock split of the shares of Common Stock or a stock dividend on the shares of Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of shares of the Common Stock occurring, in any such case, prior to the Distribution Date. As a result of the 3-for-2 stock split effected in the form of a stock dividend paid on July 17, 1995 to the stockholders of record on June 26, 1995, the number of one-
hundredths of a Preferred Share issuable upon exercise of each Right has been adjusted from one to 0.6667.

     In   the   event   any   person   or  group   becomes   an   Acquiring
Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive (subject to adjustment) upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. In addition, if there is a merger or other business combination between the Company and an Acquiring Person, or if certain other events occur involving an Acquiring Person, each Right (if not previously exercised) would entitle the holder to purchase that number of shares of common stock of the Acquiring Person which at the time of such transaction will have a market value of two times the exercise price of the Right.

     Prior    to   the   Distribution   Date,   the   Rights   cannot    be
transferred   apart  from  the  Common  Stock  and  will   be   represented
solely by the Common Stock certificates. If the Distribution Date occurs, separate certificates representing the Rights will be mailed to holders of the Common Stock as of such date, and the Rights could then begin to trade separately from the Common Stock.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Company may exchange the Rights (other than Rights owned by an
Acquiring   Person,  which  will  have  become  void),  in  whole   or   in
part,  at  an  exchange  ratio  of  one  share  of  Common  Stock,  or  one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     The Rights are redeemable by the Company at $.01 per Right at any time prior to the occurrence of the Distribution Date. In the event the Company receives a written notice from the holder or holders of at least ten percent of the shares of Common Stock then outstanding directing the Board of Directors to submit to a vote of stockholders at the Company's next annual meeting of stockholders a resolution authorizing the redemption of all the then outstanding Rights at the Redemption Price (the "Resolution") and the written notice complies with certain procedural requirements, then the Board of Directors is required
to   take  such  actions  as  are  necessary  or  desirable  to  cause  the
Resolution to be so submitted to a vote of stockholders, including by including a proposal relating to the adoption of the Resolution in the Board of Directors' proxy materials relating to
such   annual   meeting  of  stockholders.  Subject  to  the   requirements
of applicable law, the Board of Directors of the Company may take a position in favor of or opposed to the adoption of the Resolution, or no position with respect to the Resolution, as it deems appropriate. If at the annual meeting the Resolution receives the affirmative vote of a majority of the shares of Common Stock outstanding as of the record date for such annual meeting, and provided that no person or entity has become an Acquiring Person prior to the redemption date, then all of the
Rights   will   be   redeemed   by   such   stockholder   action   at   the
Redemption Price, effective as of the close of business on the tenth business day following the date on which the results of the vote on the Resolution at the annual meeting are certified as official. The Rights will automatically expire on April 13, 2000
(the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

     The Rights will not have any voting rights and will not be entitled to dividends. The terms of the Rights may be amended without the consent of the holders of the Rights, provided that after the Distribution Date the amendment does not adversely affect the interest of the holders.

     The Preferred Shares are not redeemable and have no sinking fund. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend equal to the dividends on 150 shares of Common Stock. In addition, each Preferred Share will  have  a  liquidation  preference  of  $150  per  share  but  will  be entitled to an aggregate payment of 150 times the payment made per share of Common Stock. Each Preferred Share will have 150 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in
which   shares  of  Common  Stock  are  exchanged,  each  Preferred   Share
will be entitled to receive 150 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions, and the foregoing amounts reflect the 3-for-2 stock split effected in the form of a stock dividend paid on July 17, 1995.

     The   Rights   may   have   certain   anti-takeover   effects,   which
could result in the Company being less attractive to a potential acquirer. The Rights will cause substantial dilution to any person or group which becomes an Acquiring Person or if an
Acquiring Person attempts to merge with, or engage in certain other transactions with, the Company, as a result of which the stockholders could receive less for their shares than otherwise might be available in the event of a takeover attempt. The Rights should not, however, interfere with any merger or other business combination approved by the Company's Board of Directors prior to the occurrence of a Distribution Date because the Rights may be redeemed prior to such time.

Limitation of Liability of Directors

     The Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders,
(ii)   for   acts  or  omissions  not  in  good  faith  or  which   involve
intentional  misconduct  or  a  knowing  violation  of  law,  (iii)   under
Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.


                      SELLING STOCKHOLDERS

     Certain   holders   of  Common  Stock  (the  "Selling   Stockholders")
may offer such securities hereby on a continuous or delayed basis pursuant to Rule 415 promulgated under the Securities Act.

        The following table sets forth certain information as of September 5, 1996 with respect to each Selling Stockholder for whose account Common Stock may be sold pursuant to this Prospectus, which information has been furnished to the Company
by   the   Selling  Stockholders  and  other  sources  that   the   Company
has not certified. Because the Selling Stockholders may sell, pursuant to this Prospectus, all or some part of the Common Stock that they hold, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders at any time subsequent to the date of this Prospectus. See "Plan of Distribution."

        As of September 5, 1996 none of the Selling Stockholders except Green Equity Investors, L.P. ("GEI") and PaineWebber Capital, Inc. has had a material relationship within the past three years with the Company, other than as a result of the ownership of securities of the Company. During fiscal 1994, 1993, and 1992, respectively, as consideration for the provision of financial advisory services, the Company agreed to pay an annual fee of $554,000, plus related out-of-pocket expenses, to
Leonard  Green  &  Associates,  L.P.,  formerly  known  as  Leonard   Green
& Partners, L.P. ("LGA"). From September 1993 through December 1994, the Company did not pay the annual fees to LGA, but reimbursed LGA for out-of-pocket expenses billed to the Company. Pursuant to the Prepackaged Plan, on December 29, 1994 the Company entered into a Management Services Agreement with LGA,
pursuant   to   which   LGA  agreed  to  provide  management,   consulting,
financial  planning  and  financial  advisory  services  for  a  two   year
term,  in  consideration  for  an  annual  fee  of  $200,000.  LGA  is  not required to spend a fixed number of hours of service to the Company pursuant to the Management Services Agreement. The amount of the annual fee payable to LGA was determined in the course of negotiations among LGA, the Company and the Bondholders Committee during the Restructuring. The Company believes that the fee is not in excess of the fee that would be charged by an unrelated third party in an arms-length transaction for similar services. LGA is the sole general partner of GEI. Jennifer Holden Dunbar, who is a director of the Company, is the controlling shareholder of a general partner of LGA, and John G. Danhakl, also a director of the Company, is a general partner of LGA.

        From time to time, PaineWebber Incorporated provides financial advisory services to the Company. As of September 5, 1996, PaineWebber Capital, Inc. owned approximately 11.9% of the outstanding Common Stock of the Company. PaineWebber Capital, Inc. is an affiliate of PaineWebber Incorporated, and Peter Zurkow, who is a director of the Company, is a former Managing
Director    of    the   Principal   Transactions   Group   of   PaineWebber
Incorporated.
                              Beneficial Ownership
                                      Prior
                                 to Offering (1)

                                           Percent    Shares     Beneficial
                                 Number of  age of    Offered    Ownership
Name of Selling Stockholder    Shares       Class     Hereby       After
                                                                 Offering
                                                                 (1),(2)

   American Express Company   972,000(3)   20.8%    972,000(3)    -0-
   American Express Financial 972,000(3)   20.8%    972,000(3)    -0-
Corporation

Eugene Aspy and Helen              15        *           15       -0-
Breland, as joint tenants
   Marilynn S. Baggerly            10        *           10       -0-
Michael W. Bourlier                37        *           37       -0-
   Cede & Co.               4,669,045(4)   99.89% 4,644,674(4)   24,371
   Virginia Root Cummings          20        *           20       -0-
Jennifer Holden Dunbar, as        376        *          376       -0-
Trustee u/a dated June 23,
1994
Mary J. Eichhorn, as Trustee      753        *          753       -0-
u/a dated May 21, 1991 f/b/o
Walter J. Eichhorn, Sr.
Revocable Trust
John D. Evans and Doris D.        100        *          100       -0-
Evans, as joint tenants
Ruth E. Geniesse                   75        *           75       -0-
   Green Equity Investors,  1,304,067      27.8%  1,286,067      18,000
L.P.
Kathy J. Hodges                    75        *           75       -0-
   IDS Bond Fund              149,570(3)    3.2%    149,570(3)    -0-
   IDS Extra Income Fund      822,430(3)   17.6%    822,430(3)    -0-


Barton Leasoff                    526        *          526       -0-
   John N. Lobo and Valerie       200        *          200       -0-
M. Lobo, as Trustees of the
John N. Lobo Money Purchase
Pension Plan
Leon Mastromarchi and Robert      125        *          125       -0-
Bradley, as joint tenants
Malcom W. Morris, Jr.             264        *          264       -0-

   PaineWebber Capital, Inc.  553,601      11.9%    553,601       -0-
   Philadep & Co.                 246        *          246       -0-
   The Prudential Insurance   628,628      13.4%    628,628       -0-
Company of America
   Clement Ramdin               1,000        *        1,000       -0-
Richard H. Rohlwing and Linda     940        *          940       -0-
Rohlwing, as joint tenants
   Harry H. Root, III and          20        *           20       -0-
Marlene Root, as joint
tenants
   Mary Sue Rothenberg            500        *          500       -0-
Ellen M. Skaggs and Delois V.     187        *          187       -0-
Skaggs, as joint tenants
Southeast Frozen Foods Co. LP      10        *           10       -0-
James R. Underhill                 16        *           16       -0-
Meredyth E. Williams              150        *          150       -0-

* Less than 1%

    (1) Information with respect to beneficial ownership was obtained from the Selling Stockholders. Except to the extent otherwise provided herein, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them.

    (2)  Assumes sale of all, and no other purchases of, Common
         Stock. See "Plan of Distribution."

    (3) American Express Company, American Express Financial Corporation and IDS Extra Income Fund share dispositive power over 822,430 shares, over which IDS Extra Income Fund has sole voting power. American Express Company and American Express Financial Corporation also share dispositive power with IDS Bond Fund over an additional 149,570 shares over which IDS Bond Fund has sole voting power. American Express Company has indicated that it disclaims beneficial ownership with respect to all 972,000 shares.

    (4) Includes 1,286,067 shares beneficially owned by Green Equity Investors, L.P., 822,430 shares and 149,570 shares beneficially owned by IDS Extra Income Fund and IDS Bond Fund, respectively, over which American Express Company and American Express Financial Corporation share dispositive power, 628,628 shares beneficially owned by The Prudential Insurance Company of America, 553,601 shares beneficially owned by PaineWebber Capital, Inc., and 376 shares beneficially owned by Jennifer Holden Dunbar.



     All of the shares offered hereby were acquired by the Selling Stockholders (or their authorized assignors) pursuant to the Prepackaged Plan. The shares of Common Stock are being registered to satisfy a condition set forth in the Prepackaged Plan. Pursuant to the Prepackaged Plan, the Company is required to use its best efforts to keep such Registration Statement continuously effective until the third anniversary of its original effectiveness. However, there can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock which may be offered pursuant to this Prospectus.



                      PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered by this Prospectus. Any or all of such Common Stock may be sold by the Selling Stockholders from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them, and any discounts, commissions or concessions received by them, may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

     At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Each supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of Common Stock.

        The outstanding Common Stock is, and the Common Stock offered hereby will be, listed on the Nasdaq National Market.


     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any such other person.

     In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

     The Registration Statement, of which the Prospectus is a part, is being filed by the Company to satisfy a condition set forth in the Prepackaged Plan. Pursuant to the Prepackaged Plan, the Company is required to use its best efforts to keep such Registration Statement continuously effective until the third anniversary of its original effectiveness.

     Pursuant to the Prepackaged Plan, the Company has paid or will pay any and all expenses incident to the performance of or compliance with its registration obligations, including, among other things, registration and filing fees, fees and expenses incurred in connection with compliance with securities or blue sky laws of the applicable states, fees and disbursements of counsel and independent public accountants for the Company, but excluding underwriting discounts and commissions, the fees and expenses of counsel to the Selling Stockholders and transfer taxes, if any.


                          LEGAL MATTERS

        The validity of the Common Stock offered hereby has been passed upon by Milbank, Tweed, Hadley & McCloy.


                             EXPERTS

        The financial statements of the Company as of July 30, 1995 and for the 30 weeks ended July 30, 1995 and the 22 weeks ended January 1, 1995, included in the Company's Annual Report on Form 10-K for the fiscal year ended July 30, 1995, have been incorporated herein by reference in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The financial statements of the Company as of July 31, 1994 and for the 52 weeks ended July 31, 1994 and August 1, 1993, included in the Company's Annual Report on Form 10-K for the fiscal year ended July 30, 1995 have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

No  dealer, salesperson or  any
other    person    has     been
authorized    to    give    any
information  or  to  make   any
representations  in  connection
with  this offering other  than
those    contained   in    this           KASH N' KARRY
Prospectus,  and, if  given  or         FOOD STORES, INC.
made,   such   information   or
representations  must  not   be
relied  upon as having been  so
authorized.   This   Prospectus            Common Stock
does not constitute an offer to
sell  or a solicitation  of  an
offer  to buy by anyone in  any
jurisdiction  in   which   such             PROSPECTUS
offer  or solicitation  is  not
authorized  or  in  which  such
person  making  such  offer  or
solicitation  is not  qualified
to  do  so or to any person  to           October 1, 1996
whom  it  is unlawful  to  make
such   offer  or  solicitation.
Neither  the delivery  of  this
Prospectus   nor    any    sale
hereunder   shall,  under   any
circumstances,    create    any
implication that there has been
no change in the affairs of the
Company  since the date  hereof
or    that    the   information
contained herein is correct  as
of  any time subsequent to  its
date.

                             PART II


             INFORMATION NOT REQUIRED IN PROSPECTUS

    Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the fees and expenses payable in connection with the sale of the Common Stock being registered.
The Company will pay all such fees and expenses. All amounts are estimates except for the registration fee.

SEC Registration Fee                             $ 34,072.84
Accounting fees and expenses                       32,000.00
Legal fees and expenses                            65,000.00
Printing fees and expenses                            650.00
                                                 --------------
     Total                                       $131,722.84

    Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a Delaware corporation to indemnify any person who is or was a director, officer, employee and agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against actual and reasonable expenses (including attorneys' fees) incurred by such person in connection with any action, suit or proceeding if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company.

     Article XV of the Bylaws of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by law, as now in effect or later amended.

     The Company has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as directors, officers, employees or agents of the Company. The Company may from time to time enter into indemnity agreements with additional individuals who become officers and/or directors of the Company.

     Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring the Company's directors and executive officers against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

     Article Seventh of the Company's Restated Certificate of Incorporation limits under certain circumstances the liability of the Company's directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer, director or employee of the Company.



Item 16. Exhibits and Financial Statement Schedules

     (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.                   Description

2 First Amended Plan of Reorganization filed by the Company with the United States Bankruptcy Court of the District of Delaware on November 9, 1994, as amended by notices of technical modifications thereto filed on November 9, 1994, and December 12, 1994 (previously filed as Exhibit 2 to the Company's Quarterly Report on Form 10-Q for the period ended October 30, 1994, which exhibit is hereby incorporated by reference).



4.1 Indenture dated as of December 29, 1994, between the Company and Shawmut Bank Connecticut, N.A., as Trustee, relating to 11.5% Senior Fixed Rate Notes due 2003 (previously filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the period ended January 29, 1995, which exhibit is hereby incorporated by reference).

4.2 Indenture dated as of December 29, 1994, between the Company and IBJ Schroder Bank & Trust Company, as Trustee, relating to Senior Floating Rate Notes due 2003 (previously filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the period ended January 29, 1995, which exhibit is hereby incorporated by reference).

4.3(a) Rights Agreement dated as of April 13, 1995 between the Company and Shawmut Bank Connecticut, N.A., as Rights Agent (previously filed as Exhibit 1 to the Company's Current Report on Form 8-K dated April 13, 1995, which exhibit is hereby incorporated by reference).

4.3(b) First Amendment to Rights Agreement dated as of June 13, 1995 (previously filed as Exhibit 4.3(b) to the Company's Quarterly Report on Form 10-Q for the period ended April 30, 1995, which exhibit is hereby incorporated by reference).

4.4 Specimen form of Common Stock certificate (previously filed as Exhibit 4.4 to the Company's Registration
          Statement on Form S-1, Registration No. 33-58999, which
          exhibit is hereby incorporated by reference).

5         Opinion   of  Milbank,  Tweed,  Hadley  &  McCloy   re:
          legality (previously filed herewith as Exhibit 5 to Amendment No. 2 to the Company's Registration Statement on Form S-1, Registration No. 33-58999, which exhibit is hereby incorporated by reference).



23.1      Consent of Milbank, Tweed, Hadley & McCloy (included in
          Exhibit 5).

23.2      Consent of KPMG Peat Marwick LLP (filed herewith).

    23.3  Consent  of Coopers & Lybrand, L.L.P. (filed herewith).


24        Power  of Attorney (included in signature page  to  the
          Company's   Registration   Statement   on   Form   S-1,
          Registration No. 33-58999, which exhibit is hereby incorporated by reference).


Item 17. Undertakings

     1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to its Certificate of Incorporation, Bylaws or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     2.   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     3.   The  undersigned   registrant  hereby  undertakes that,
for   purposes   of   determining   any   liability   under   the
Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall
be deemed to be the initial bona fide offering thereof.
                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 on Form S-3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on September 30, 1996.

                              KASH N' KARRY FOOD STORES, INC.



                              By:  /s/ Ronald E. Johnson
                                ---------------------------------
                                 Ronald E. Johnson
                                 Chairman of the Board,
                                 President and Chief
                                 Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature               Capacity              Date

                         Chairman of the Board,  September 30, 1996
/s/ Ronald E. Johnson      President and Chief
-----------------------     Executive Officer
Ronald E. Johnson         (principal executive
                                officer)

                         Senior Vice President,  September 30, 1996
/s/ Richard D. Coleman       Chief Financial
-----------------------          Officer
Richard D. Coleman        (principal financial
                                officer)

                             Vice President,     September 30, 1996
/s/ Marvin H. Snow, Jr.        Controller
-----------------------   (principal accounting
Marvin H. Snow, Jr.             officer)


           *                   Director          September 30, 1996
-----------------------
Everett L. Buckardt


-----------------------        Director          September __, 1996
John G. Danhakl

           *                   Director          September 30, 1996
-----------------------
John J. Delucca


-----------------------        Director          September __, 1996
Jennifer Holden Dunbar


-----------------------        Director          September __, 1996
Ben Evans


           *                   Director          September 30, 1996
-----------------------
Thomas W. Harberts


           *                   Director          September 30, 1996
-----------------------
Robert Spiegel


           *                   Director          September 30, 1996
-----------------------
Peter Zurkow





*By:/s/Ronald E. Johnson
-----------------------
   Ronald E. Johnson,
   pursuant to Power
   of Attorney